NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CORELOGIC ANNOUNCES CHIEF OPERATING OFFICER APPOINTMENT

IRVINE, Calif., June 17, 2014-CoreLogic® (NYSE:CLGX), a leading global property information, analytics and data-enabled services provider, has named Frank Martell its chief operating and financial officer. Martell, who has been the Company’s chief financial officer since August 2011, will continue to report to Anand K. Nallathambi, CoreLogic’s president and chief executive officer.

Martell’s current responsibilities, which include CoreLogic’s financial, technology and strategic sourcing operations, will be expanded to include oversight of the Company’s Technology and Processing Solutions and Asset Management and Processing Solutions segments, the Property Information and Analytics, and Multifamily and Specialty Credit solutions groups within the Data & Analytics segment, and Enterprise Data Management.

“This appointment recognizes the strategic and operating contributions that Frank has made to our organization and reflects the next step in our strategy of driving growth within our core business while simultaneously enabling expansion in adjacent and new verticals and service offerings,” said Anand Nallathambi, president and CEO of CoreLogic. “Frank has played an important leadership role in the strategic transformation of our business operations over the past three years and I look forward to working closely with him as we continue to invest in areas of strategic growth and operational excellence that we believe will provide long-term value creation.”
Martell has 30 years’ of global financial and operating experience in the marketing and financial services and business information industries. Prior to joining CoreLogic, Martell was president and chief executive officer of the Western Institutional Review Board, a global provider of ethical and regulatory assessments and oversight of clinical trials undertaken by major academic institutions and medical centers as well as pharmaceutical, biotechnology and medical device companies. He also spent 11 years at ACNielsen where he ultimately held the position of global chief operating officer. In addition to CFO assignments at Advantage Sales and Marketing and Information Services Group; Martell also spent 15 years in a variety of financial leadership roles at the General Electric Company. Martell holds a B.S. degree in accounting from Villanova University.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

About CoreLogic
CoreLogic® (NYSE:CLGX) is a leading global property information, analytics and data-enabled services provider. The company's combined data from public, contributory and proprietary sources includes over 3.3 billion records spanning more than 40 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed services. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com.